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                                   EXHIBIT 5.1

                     OPINION OF CAMHY KARLINSKY & STEIN LLP


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                                              February 10, 2000

iParty Corp.
41 East 11th Street, 11th Floor
New York, New York 10003

          Re:              iParty Corp.
                           Registration Statement on Form S-8
                           Filed on February 14, 2000

Dear Sir/Madam:

     We have acted as counsel to iParty Corp., a Delaware corporation (the "Registrant"), in connection with a Registration Statement on Form S-8 (the "Registration Statement") being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the offering of up to 4,000,000 shares common stock, $.001 par value per share (the "Shares") issuable under the Registrant's 1998 Incentive and Nonqualified Stock Option Plan (the "Plan").

     In connection with the foregoing, we have examined originals or copies, satisfactory to us, of all such corporate records and of all such agreements, certificates and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as copies. As to any facts material to such opinion, we have, to the extent that relevant facts were not independently established by us, relied on certificates of public officials and certificates of officers or other representatives of the Registrant.

     Based upon and subject to the foregoing, we are of the opinion that, when the Registration Statement has become effective under the Act, and when the Shares have been issued and paid for in accordance with the plan or otherwise as described in the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

     We are members of the bar of the State of New York and are not licensed or admitted to practice law in any other jurisdiction. Accordingly, we express no opinion with respect to the laws of any jurisdiction other than the State of New York, Delaware General Corporate Law and the federal laws of the United States.

     We assume no obligation to advise you of any changes to this opinion which may come to our attention after the date hereof. This opinion may not be relied upon or furnished to any other person except the addressee hereof without the express written consent of this firm.

     We hereby consent to the reference to our name in the Registration Statement under the caption "Legal Matters" and further consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby concede that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations thereunder, or that we are "experts" within the meaning of the Securities Act or such rules and regulations.

                                                  Very truly yours,


                                                  CAMHY KARLINSKY & STEIN LLP